Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Arbutus Biopharma Corporation
We consent to the incorporation by reference in the registration statement (No. 333-215290) on
Form S-3/A and registration statements (No. 333-202762 and No. 333-186185) on Form S-8 of
Arbutus Biopharma Corporation of our reports dated March 21, 2017 with respect to the consolidated balance sheets of Arbutus Biopharma Corporation as at December 31, 2016 and
December 31, 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December
31, 2016, and the effectiveness of internal control over financial reporting as of December 31,
2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Arbutus
Biopharama Corporation.

Our report dated March 21, 2017, on the effectiveness of internal control over financial reporting as of December 31, 2016, expresses our opinion that Arbutus Biopharma Corporation did not maintain effective internal control over financial reporting as of December 31, 2016 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to management's review of the estimated discount rate and mathematical accuracy of the impairment calculation used in the annual impairment evaluation of intangible assets and goodwill has been identified.

/s/ KPMG LLP
Chartered Professional Accountants

March 21, 2017
Vancouver, Canada